Exhibit 99.1

BULLDOG CLOSES PRIVATE PLACEMENT

Richmond, British Columbia, Canada - April 14, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) announces that it has closed an equity private placement of US$4,986,250.

Under the terms of the private placement, Bulldog sold 2,216,111 shares, share purchase warrants to purchase up to 554,028 shares at $3.50 per share for a period of five years, and share purchase warrants to purchase up to 1,108,055 shares at $2.25 per share until the earlier of 14 months after April 14, 2004 or eight months after the registration statement noted below is declared effective. After payment of expenses and finders' fees, the Company will receive net proceeds of $4,677,075 at closing.

As part of the private placement, Bulldog is required to file a registration statement with the Securities and Exchange Commission which will qualify the resale of the shares and the shares which are issuable upon exercise of the warrants.

These funds will be used to finance the ongoing operations of our business, the continued development of new products and the continued rollout of our products to the market.

"The ability to secure this financing further demonstrates the confidence of our investors our business model and products," states John Cockburn, President, and CEO of Bulldog Technologies.

The shares issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com